UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2007

ACXIOM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

0-13163	71-0581897
(Commission File Number)	(IRS Employer Identification No.)

1 Information Way, P.O. Box 8180, Little Rock, Arkansas	72203-8180
(Address of Principal Executive Offices)	(Zip Code)

501-342-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

The information contained in Item 5.02 below is incorporated by reference into this Item 1.01, to the extent it describes the Acxiom Corporation’s entry into a material definitive agreement.

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On November 13, 2007, Acxiom Corporation announced that Charles Morgan has retired, effective immediately, as a director and as company leader. The board of directors has elected Michael J. Durham, who has been a member of the company’s board since March 2006, to serve as the board’s non-executive chairman. A search committee comprised of directors Halsey Wise, Ann Die Hasselmo and Mack McLarty is leading the evaluation of candidates to succeed Mr. Morgan as company leader.

Mr. Morgan will continue as interim company leader until the date on which his successor is elected by the company’s board (referred to herein as the “transition date”) and thereafter will serve as a consultant to the company as more fully described below.

(e)        On November 13, 2007, the company entered into a transition agreement with Mr. Morgan to cover the terms of his retirement, service as interim company leader, and the consulting services he is to provide to the company.

Pursuant to the transition agreement, Mr. Morgan will serve as the company’s interim company leader until the date on which his successor is elected by the company’s board of directors. During that period, Mr. Morgan will continue to receive his annual salary of $815,000 and other compensation to which he is currently entitled, except that Mr. Morgan has waived any right he may have to a bonus. From and after the transition date, Mr. Morgan will no longer participate in any compensation, bonus, incentive benefits or perquisite programs of the company, except that until the end of the three-year consulting term, Mr. Morgan will continue to receive benefits under the health plan in which he participated as of his retirement (or a comparable substitute plan).

On the transition date, Mr. Morgan will become a consultant to the company. He will advise and assist the company on various issues, including helping the new company leader maintain and develop customer relationships and advising the company on its technology strategy. Mr. Morgan has agreed to provide such transition services as an independent contractor during a consulting period of up to three years. In exchange for such services and for the performance of other covenants and agreements specified in the transition agreement, Mr. Morgan will receive consulting fees at the annual rate of $500,000, and a one-time payment of $3,000,000, payable on the effective date of the transition agreement.

The company will make available to Mr. Morgan office space, an assistant and technology support reasonably necessary to carry out his consulting duties. Mr. Morgan will return all property of the company upon completion of his consulting services.

Effective on the transition date, Mr. Morgan’s retirement will be treated as a “retirement in best standing” for purposes of his options that are outstanding on such date. Such options (and related gains on sales of such options) are subject to forfeiture in the event of Mr. Morgan’s breach of the transition agreement.

Mr. Morgan has signed a general release of claims in favor of Acxiom and its subsidiaries, affiliates and agents. He must return the up-front payment made to him pursuant to the transition agreement if the release is revoked by him. In addition, Mr. Morgan will be subject to non-disclosure, non-competition and non-solicitation agreements until the end of the consulting term. The non-solicitation covenant covers customers, vendors, suppliers and employees. If Mr. Morgan breaches any such covenants, he must return a portion of his up-front payment to the company equal to $3,000,000 multiplied by a fraction, the numerator of which is 36 less the number of full months that have elapsed from the earlier of January 1, 2008 or the date his successor is elected, and the denominator of which is 36.

The foregoing is a summary of the transition agreement, which is attached as Exhibit 10.1 to this current report and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

The press release announcing Mr. Morgan’s retirement and related to transition issues is attached to this current report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Transition Agreement by and between Acxiom Corporation and Charles Morgan dated November 13, 2007

99.1	Press Release of the Company dated November 13, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 13, 2007

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title:	Business Development/Legal Leader

EXHIBIT INDEX

Exhibit Number	Description
10.1	Transition Agreement by and between Acxiom Corporation and Charles Morgan dated November 13, 2007

99.1	Press Release of the Company dated November 13, 2007

6609193.3